UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2012

NuPathe Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34836	20-2218246
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

227 Washington Street Suite 200 Conshohocken, Pennsylvania	19428
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 567-0130

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure.

On October 12, 2012, NuPathe Inc. (“NuPathe” or the “Company”) issued a press release announcing that NASDAQ granted the Company’s request for a financial viability exception to the stockholder approval requirements applicable to the financing discussed below.  A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this Item 7.01.

Item 8.01                                             Other Events.

As previously reported, on September 25, 2012, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain qualified institutional purchasers and individual investors (the “Investors”) pursuant to which the Company agreed to sell to the Investors units of the Company’s securities (the “Units”) for an aggregate purchase price of $28 million  (the “Proposed Financing”).  The per Unit purchase price will be $2.00, and each Unit will consist of (A) one one-thousandth (1/1,000th) of a share of the Company’s to-be designated Series A Preferred Stock (“Series A Preferred Stock”), which will initially be convertible into one share of the Company’s common stock (“Common Stock”), and (B) one warrant (the “Warrants”) to purchase a share of Common Stock at an initial exercise price of $2.00 per share.

Under NASDAQ Stock Market Rules, stockholder approval is required for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value if the securities are convertible into 20% or more of the listed-company’s common stock.  Since the conversion and exercise terms of the Series A Preferred Stock and Warrants, respectively, would entitle the Investors to acquire more than 20% of the Company’s outstanding Common Stock at a price less than the greater of book or market value as of the date of the Purchase Agreement, the Proposed Financing requires stockholder approval under NASDAQ Stock Market Rules.  However, NASDAQ Stock Market Rules contain an exception to this stockholder approval requirement if the delay in securing stockholder approval would seriously jeopardize the financial viability of the listed-company (the “Financial Viability Exception”).

The Company applied to NASDAQ for a Financial Viability Exception to the stockholder approval requirements applicable to the Proposed Financing because it determined that the delay that would be necessary in order to seek and obtain stockholder approval would seriously jeopardize the financial viability of the Company.  On October 11, 2012, NASDAQ granted the Company’s request for a Financial Viability Exception.  The Company’s Audit Committee and Board of Directors have approved the Company’s reliance on this exception.  As a result, the Company expects the Proposed Financing will close the week of October 22, 2012, subject to the satisfaction of the other closing conditions specified in the Purchase Agreement.

Cautionary Note About Forward-Looking Statements

This report contains forward-looking statements, including statements about the terms, timing, completion and effects of the Proposed Financing. However, the Company may not be able to complete the Proposed Financing on the terms described herein or other acceptable terms or at all because of a number of factors, including the failure to satisfy the other closing conditions in the Purchase Agreement and the inability of the Company to fund operations until the closing, and even if the Proposed Financing is consummated, the Company’s future growth plans may not be successful.

Item 9.01     Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release, dated October 12, 2012, issued by NuPathe Inc.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUPATHE, INC.

Date: October 12, 2012	By:	/S/ KEITH GOLDAN
Keith Goldan
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release, dated October 12, 2012, issued by NuPathe Inc.